EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-130301 of (1) our report dated September 3, 2010, relating to the consolidated financial statements and financial statement schedule of Delta Natural Gas Company, Inc. and subsidiaries (the “Company”) which report expressed an unqualified opinion on the Company’s consolidated financial statements and financial statement schedule and (2) our report dated September 3, 2010, relating to the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Delta Natural Gas Company, Inc. for the year ended June 30, 2010.

/S/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio
September 3, 2010